Exhibit 10.1




                           THE THIRD AMENDMENT TO THE

                    AMENDED AND RESTATED CREDIT AGREEMENT AND

                      AMENDMENT TO REIMBURSEMENT AGREEMENT,
   Between the Registrant and Bank One, Indiana National Association and Bank
        One, Michigan (formerly known as NBD Bank) dated August 17, 1999

                               THIRD AMENDMENT TO

                      AMENDED AND RESTATED CREDIT AGREEMENT

                    AND AMENDMENT TO REIMBURSEMENT AGREEMENT

         THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND AMENDMENT TO REIMBURSEMENT AGREEMENT, dated as of August 17, 1999 (this "Amendment"), among HURCO COMPANIES, INC., an Indiana corporation (the "Company"), BANK ONE, INDIANA, NATIONAL ASSOCIATION, a national banking association (successor in interest by merger to NBD Bank, N. A.) ("Bank One, Indiana"), and BANK ONE, MICHIGAN, a Michigan banking corporation (formerly known as NBD Bank) ("Bank One, Michigan" and, collectively with Bank One, Indiana, the "Banks").

                                    RECITALS

         A. The parties hereto have entered into an Amended and Restated Credit Agreement and Amendment to Reimbursement Agreement dated as of September 8, 1997 (as amended, the "Credit Agreement"), which is in full force and effect.

         B. The Company desires to further amend the Credit Agreement as herein provided, and the Bank is willing to so amend the Credit Agreement on the terms set forth herein.

                                    AGREEMENT

         Based upon these recitals, the parties agree as follows:

         1. Amendment. Upon the Company satisfying the condition set forth in paragraph 4 (the date that this occurs being
                  ---------
called the "Effective Date"), the Credit Agreement shall be amended as follows:

         (a) The definition of the term "Applicable Additional Margin" is added, to read as follows:

                  "Applicable Additional Margin", during periods when the Fixed Charge Ratio is less than 1.25 to 1.00, means a margin per annum equal to 0.25%.

         (b) The definition of the term "Applicable Commitment Fee" is amended and restated, to read as follows:

                  "Applicable Commitment Fee" means the following per annum rate in effect on each Interest Payment Date, based upon the ratio of the Consolidated Total Indebtedness to EBITDA, as adjusted on the first day of each fiscal quarter of the Company, based upon such ratio for the four fiscal quarters immediately preceding the fiscal quarter most recently ended (e.g., beginning with a fiscal quarter starting February 1, the per annum rate shall be based on the ratio for the four fiscal quarters ending on the prior October 31):

                                    Ratio                                               Commitment Fee
                  (a)               less than or equal to 1.0 to 1.0                    0.20%

                  (b)               greater than 1.0 to 1.0 and less                    0.25%
                                    than or equal to 2.0 to 1.0

                  (c)               greater than 2.0 to 1.0 and less                    0.3125%
                                    than or equal to 2.5 to 1.0

                  (d)               greater than 2.5 to 1.0 and less                    0.375%
                                    than or equal to 3.0 to 1.0

                  (e)               greater than 3.0 to 1.0                             0.50%

         (c) The definition of the term "Applicable Eurodollar Rate Margin" is amended and restated, to read as follows:

                  "Applicable Eurodollar Rate Margin" means the following margin per annum based upon the ratio of the Consolidated Total Indebtedness to EBITDA, as adjusted on the first day of each fiscal quarter of the Company, based upon such ratio for the four fiscal quarters immediately preceding the fiscal quarter most recently ended (e.g., beginning with a fiscal quarter starting February 1, the per annum rate shall be based on the ratio for the four fiscal quarters ending on the prior October
         31); provided, that, the Eurodollar Rate shall not be adjusted pursuant to the Applicable Eurodollar Rate Margin for any outstanding Eurodollar Rate Loan during the applicable Eurodollar Interest Period:

                                                                                        Eurodollar

                                    Ratio                                               Rate Margin
                  (a)               less than or equal to 1.0 to 1.0                    1.0%

                  (b)               greater than 1.0 to 1.0 and less                    1.125%
                                    than or equal to 1.5 to 1.0

                  (c)               greater than 1.5 to 1.0 and less                    1.25%
                                    than or equal to 2.0 to 1.0

                  (d)               greater than 2.0 to 1.0 and less                    1.5%
                                    than or equal to 2.5 to 1.0

                  (e)               greater than 2.5 to 1.0 and less                    1.75%
                                    than or equal to 3.0 to 1.0

                  (f)               greater than 3.0 to 1.0                             2.0%

         (d) The definition of the term "Automatic Termination Date" is amended and restated, to read as follows:

                  "Automatic Termination Date" means May 1, 2002.
                   --------------------------

         (e) The definition of the term "Cumulative Net Income" is amended and restated, to read as follows:

                  "Cumulative Net Income" means, as of any date, the consolidated net income of the Company and its Subsidiaries (after deduction for income taxes, including without limitation the SBT) for the period commencing on May 1, 1999, through the end of the most recently completed fiscal quarter, taken as one accounting period all as determined in accordance with Generally Accepted Accounting Principles.

         (f) The definition of the term "Eurodollar Rate" is amended and restated, to read as follows:

                  "Eurodollar Rate" means, with respect to any Eurodollar Rate Loan and the related Eurodollar Interest Period, the per annum rate that is equal to the sum of:

                  (a) the Applicable Eurodollar Rate Margin, plus

                  (b) the Applicable Additional Margin, plus

                  (c) the rate per annum  obtained by dividing (i) the per annum rate of interest at which deposits in Dollars for such European Interest Period and in aggregate amount comparable to the amount of such Eurodollar Rate Loan are offered to the Bank by other prime banks in the London interbank market at approximately 11 a.m. London time on the second Eurodollar Business Day prior to the first day of such Eurodollar Interest Period by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that are specified on the first day of such Eurodollar Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System;

         all as conclusively determined by the Bank (absent manifest error), such sum to be rounded up, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%).

         (g) The definition of the term "European Facility" is amended and restated, to read as follows:

                  "European Facility" means a facility under which FCNBD, in its sole discretion, may make revolving credit loans in favor of any of the European Subsidiaries not to exceed $5,000,000 or its Dollar Equivalent (subject to Section 2.1(b)) pursuant to a letter agreement of even date herewith, as amended from time to time.

         (h) The definition of the term "European Subsidiaries" is added, to read as follows:

                  "European Subsidiaries" means, collectively, Hurco Europe, Hurco GmbH, Hurco B.V., and Hurco S.A.R.L.

         (i) The definition of the term "Fixed Charge Ratio" is added, to read as follows:

                  "Fixed Charge Ratio" is defined in Section 5.2(b).

         (j) The definition of the term "Floating Rate" is amended and restated, to read as follows:

                  "Floating Rate" means the per annum rate equal to the sum of
                   -------------

                  (a) the Applicable Additional Margin, plus

                  (b) the greater of (i) the Prime Rate in effect from time to time, and (ii) the sum of one percent (1%) per annum plus the Federal Funds Rate in effect from time to time, which Floating Rate shall change simultaneously with any change in the Prime Rate or Federal Funds Rate, as the case may be.

         (k) The definition of the term "Hurco B.V." is added, to read as follows:

                  "Hurco B.V." means Hurco B.V., a limited liability company organized under the laws of the Netherlands, and an indirect wholly-owned subsidiary of the Company.

         (l) The definition of the term "Hurco S.A.R.L. " is added, to read as follows:

                  "Hurco S.A.R.L." means Hurco S.A.R.L., a limited liability company organized under the laws of France, and an indirect wholly-owned subsidiary of the Company.

         (m)      Section 5.2(b) is amended and restated, to read as follows:

                  (b) Fixed Charge Ratio. As of the end of each fiscal quarter ending on the dates set forth below, permit the ratio of Consolidated Income Available for Fixed Charges to Consolidated Fixed Charges for the preceding twelve months (the "Fixed Charge Ratio") to be less than the amount set forth next to such date:

                  Fiscal Quarter Ending                       Ratio

                  July 31, 1999                      1.25 to 1.00
                  October 31, 1999                   1.25 to 1.00
                  January 31, 2000                   1.10 to 1.00
                  April 30, 2000                     1.00 to 1.00
                  July 31, 2000                      1.00 to 1.00
                  October 31, 2000                   1.00 to 1.00
                  January 31, 2001                   1.00 to 1.00
                  April 30, 2001                     1.10 to 1.00
                  July 31, 2001                      1.10 to 1.00
                  October 31, 2001                   1.25 to 1.00
                  January 31, 2002                   1.25 to 1.00
                  April 30, 2002                     1.25 to 1.00
                  July 31, 2002                      1.25 to 1.00
                  October 31, 2002                   1.25 to 1.00

         (n)      Section 5.2(c) is amended and restated, to read as follows:

                  (c) Tangible Net Worth. Permit or suffer consolidated Tangible Net Worth of the Company and its Subsidiaries as of the last day of each fiscal quarter ending after April 30, 1999, to be less than the sum of (i) $30,000,000 plus (ii) an amount equal to fifty percent (50%) of Cumulative Net Income of the Company and its Subsidiaries at the end of the fiscal quarter plus (iii) an amount equal to seventy-five percent (75%) of the aggregate Equity Proceeds received by the Company or its Subsidiaries after April 30, 1999, and on or prior to the end of the fiscal quarter.

         (o)      Section 5.2(j) is amended and restated, to read as follows:

                  (j) Capital Expenditures. Acquire or contract to acquire any fixed asset or make other Capital Expenditure if the aggregate purchase price and other acquisition costs of all such fixed assets acquired and other Capital Expenditures made by the Company and any of its
         Subsidiaries during any fiscal quarter, together with the Capital Expenditures made during the prior three fiscal quarters, would exceed, on a consolidated basis, (i) during each fiscal quarter of the Fiscal Years 1999, 2001, and 2002 (except for the fourth quarter ending October 31, 1999), an amount equal to the greater of (A) the amount which would allow the ratio of EBITDAR to the sum of the Consolidated Fixed Charges plus Capital Expenditures to be not less than 1.15 to 1.0 for the four fiscal quarters immediately preceding the date of the proposed Capital Expenditure, and (B) the consolidated depreciation and amortization expense of the Company and its Subsidiaries for such four fiscal quarter period, and (ii) during the fourth quarter ending October 31, 1999 and each fiscal quarter of Fiscal Year 2000, an amount equal to the greater of (A) the amount which would allow the ratio of EBITDAR to the sum of the Consolidated Fixed Charges plus Capital Expenditures to be not less than 1.15 to 1.0 for the four fiscal quarters immediately preceding the date of the proposed Capital Expenditure, and (B) 150% of the consolidated depreciation and amortization expense of the Company and its Subsidiaries for such four fiscal quarter period.

         (p)      Schedule 4.4 is replaced by Schedule 4.4 attached hereto.

         2. References to Credit Agreement. From and after the effective date of this Amendment, references to the Credit Agreement in the Credit Agreement and all other documents issued under or with respect thereto (as each of the foregoing is amended hereby or pursuant hereto) shall be deemed to be references to the Credit Agreement as amended hereby.

         3. Representations and Warranties. The Company represents and warrants to the Banks that:

                  (a) (i) The execution, delivery and performance of this Amendment and all agreements and documents delivered pursuant hereto by the Company have been duly authorized by all necessary corporate action and do not and will not violate any provision of any law, rule, regulation, order, judgment, injunction, or award presently in effect applying to it, or of its articles of incorporation or bylaws, or result in a breach of or constitute a default under any material agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected (including without limitation any credit facility with Principal Mutual Life Insurance Company); (ii) no authorization, consent, approval, license, exemption or filing of a registration with any court or governmental department, agency or instrumentality is or will be necessary to the valid execution, delivery or performance by the Company of this Amendment and all agreements and documents delivered pursuant hereto; and (iii) this Amendment and all agreements and documents delivered pursuant hereto by the Company are the legal, valid and binding obligations of the Company, enforceable against it in accordance with the terms thereof.

                  (b) After giving effect to the amendments contained herein, the representations and warranties contained in Article IV (other than Section 4.6) of the Credit Agreement are true and correct on and as of the effective date hereof with the same force and effect as if made on and as of the effective date.

                  (c) No Event of Default has occurred and is continuing or will exist under the Credit Agreement as of the effective date hereof.

         4. Conditions to Effectiveness. This Amendment shall not become effective until the Banks have received the following documents and the following conditions have been satisfied, each in form and substance satisfactory to the Banks:

                  (a) Copies, certified as of the effective date hereof, of such corporate documents of the Company and the Guarantors as the Banks may request, including articles of incorporation, bylaws (or certifying as to the continued accuracy of the articles of incorporation and by-laws previously delivered to the Banks), and incumbency certificates, and such documents evidencing necessary corporate action by the Company and the Guarantors with respect to this Amendment and all other agreements or documents delivered pursuant hereto as the Banks may request;

                  (b) A letter agreement regarding the Third Amendment to European Facility of even date herewith among the European Subsidiaries and FCNBD, in form and substance satisfactory to the Banks;

                  (c) A Confirmation of Subsidiary Guaranty of even date herewith executed by the Guarantors in favor of the Banks and FCNBD, in form and substance satisfactory to the Banks;

                  (d) Such additional agreements and documents, fully executed by the Company, as are reasonably requested by the Banks; and

                  (e) The Company has paid the Banks on or prior to the Effective Date an arrangement fee in the amount of $37,500.

         5. Miscellaneous. The terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement. Except as expressly amended, the Credit Agreement and all other documents issued under or with respect thereto are ratified and confirmed by the Banks and the Company and shall remain in full force and effect, and the Company hereby acknowledges that it has no defense, offset or counterclaim with respect thereto.

         6. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.

         7. Expenses. The Company agrees to pay and save the Banks harmless from liability for all costs and expenses of the Banks arising in respect of this Amendment, including the reasonable fees and expenses of Dickinson Wright PLLC, counsel to the Banks, in connection with preparing and reviewing this Amendment and any related agreements and documents.

         8. Governing Law. This Amendment is a contract made under, and shall be governed by and construed in accordance with, the laws of the State of Indiana applicable to contracts made and to be performed entirely within such state and without giving effect to the choice law principles of such state.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

HURCO COMPANIES, INC.                                         BANK ONE, INDIANA,
                                                           NATIONAL ASSOCIATION


By:  ________________________                     By:__________________________

         Its: ___________________                      Its:  __________________



BANK ONE, MICHIGAN


By:  ________________________

         Its: ___________________




DETROIT  15275-5  452428-4